Exhibit 99.1

PRESS RELEASE

IDT Reports Results for Fourth Quarter and Fiscal 2009

NEWARK, NJ — October 27, 2009:  IDT Corporation (NYSE: IDT; IDT.C) released today financial results for its fourth quarter of fiscal 2009 and full-year ended July 31, 2009.  The Company has scheduled a webcast for 5:00 PM Eastern today to discuss its financial and operational results.

OVERALL HIGHLIGHTS – 4th Quarter Fiscal 2009

▪	Revenues of $352.6 million, down 21.6% compared to Q4 2008.
▪	Gross margin of 23.6% (up 40 basis points year over year), on gross profit of $83.1 million.
▪	Selling, general and administrative (SG&A) expense of $65.0 million, down 26.6% compared to Q4 2008.
▪	Adjusted EBITDA (see note below) of $15.9 million, up 83.0% compared to Q4 2008.
▪	Income from operations of $1.8 million compared to a loss from operations of $59.2 million in Q4 2008.
▪	Net income of $7.2 million, compared to a net loss of $86.4 million in Q4 2008.
▪	Net income per share of $0.35, compared to a net loss per share of $3.46 in Q4 2008.

OVERALL HIGHLIGHTS – Full-Year Fiscal 2009

▪	Revenues of $1.54 billion, down 12.4% compared to fiscal 2008
▪	Gross margin of 23.7% (up 210 basis points year over year), on gross profit of $365.1 million.
▪	SG&A expense of $293.7 million, down 29.8% compared to fiscal 2008.
▪	Adjusted EBITDA of $54.2 million compared to negative Adjusted EBITDA of $63.9 million in fiscal 2008.
▪	Loss from operations of $73.5 million compared to loss from operations of $162.1 million in fiscal 2008.
▪	Net loss of $155.4 million, compared to a net loss of $224.3 million in fiscal 2008
▪	Net loss per share of $6.90, compared to a net loss per share of $8.84 in fiscal 2008.
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Cash, cash equivalents and marketable securities were $181.9 million at July 31, 2009, including $70.1 million in restricted cash, cash equivalents and marketable securities.  The comparable figures at July 31, 2008 were $267.4 million and $82.8 million, respectively. Cash and cash equivalents of approximately $13.1 million were included in assets of discontinued operations at July 31, 2009

NOTE: Adjusted EBITDA for all periods presented is a non-GAAP measure representing income (loss) from operations exclusive of depreciation and amortization, restructuring charges, impairments, and, in the current fiscal year, gain on sale of an interest in AMSO, LLC, and in the prior fiscal year, arbitration award income and loss on disposal of businesses.  It is one of several key metrics used by management to evaluate the operating performance of the Company and its individual business units.

MANAGEMENT COMMENTS

IDT’s Vice Chairman Jim Courter said, “IDT’s turnaround efforts have produced solid results over the prior year.  We generated Adjusted EBITDA of $15.9 million for the fourth quarter and $54.2 million for our 2009 fiscal year.  And for the full fiscal year, both IDT Telecom and IDT Energy boosted their Adjusted EBITDA contributions significantly compared to fiscal 2008.  There is still more to be done to solidify our performance, but our accomplishments in a tough economic environment show that we are on the right track.

“Looking ahead, we will be challenged to maintain this level of performance as measured by Adjusted EBITDA for a variety of reasons.

“IDT Telecom has enhanced its long term competitiveness through several business and operational initiatives, but faces continued fierce competition within both our wholesale and retail channels.  Competitive pressures will likely result in further declines in revenue per minute, and may constrain our ability to stem revenue declines and boost profit margins for the foreseeable future.

“Within our newly formed Genie Energy division, which consists of IDT Energy and our oil shale and alternative energy initiatives, IDT Energy had a phenomenal year in fiscal 2009, capitalizing on unusually favorable energy market conditions to generate $45.5 million in Adjusted EBITDA.  Recently, those conditions have largely dissipated as energy market rates have stabilized.  Moreover, our rate of customer acquisition has slowed significantly, so that this past year’s margins and record level of Adjusted EBITDA is not a reliable indicator of future performance.

“We remain cautiously optimistic about the long term prospects for our two oil shale initiatives - our AMSO joint venture in Colorado and our oil shale and alternative energy initiative in Israel.  Both projects, it is worth noting, will require significant capital investment for the foreseeable future and are years away from commercialization.

“Finally, we reduced company-wide SG&A expense by nearly 30% during fiscal 2009, including a reduction in overhead at our corporate level of more than 50%.  At this point, we have successfully executed the majority of our cost-cutting initiatives, so that current spend levels offer comparatively modest opportunities for additional reductions in overhead.

“Overall, our bottom-line results in fiscal 2009 were negatively impacted by impairment charges due to the decline in asset values triggered by the global economic recession and by restructuring and other costs incurred in the execution of our turn-around program.  In fiscal 2010, we expect that IDT’s bottom line will more closely track our operational performance as we complete implementation of our turn-around program,” Courter concluded.

OVERALL OPERATIONAL RESULTS

IDT revenues for the fourth quarter of fiscal 2009 were $352.6 million, a decline of 21.6% compared to Q4 2008.  Revenue fell 15.7% at IDT Telecom, and 51.0% at IDT Energy, compared to Q4 2008.

Full year fiscal 2009 revenues were $1.54 billion, a 12.4% reduction compared to fiscal 2008.

IDT’s gross profit for the quarter fell to $83.1 million, a 20.2% decline year over year. The gross margin percentage increased to 23.6% in Q4 2009 from 23.2% in Q4 2008.

Gross profit for the full year totaled $365.1 million, a 3.8% reduction compared to fiscal 2008. Gross margin for 2009 was 23.7%, up 210 basis points compared to the prior year.

Total SG&A expense was reduced to $65.0 million in Q4 2009, a 26.6% reduction compared to Q4 2008.  The reduction was achieved through the Company’s cost cutting and restructuring programs, including significant reductions in workforce, substantially lower professional fees and sales and marketing costs, and by closing or disposal of non-core businesses and initiatives.

Total SG&A expense for the full year was $293.7 million, a 29.8% reduction from fiscal 2008. Corporate SG&A expense, which was $60.9 million in fiscal 2008, was reduced by 53.3% to $28.4 million in fiscal 2009.

Adjusted EBITDA for the fourth quarter totaled $15.9 million, up 83.0% compared to Q4 2008.  Adjusted EBITDA for the full year was $54.2 million, compared to negative Adjusted EBITDA of $63.9 million in fiscal 2008.

Income from operations was $1.8 million for Q4 2009, including $1.8 million in restructuring and impairment charges.  In the year ago quarter, the Company reported a loss from operations of $59.2 million, including $42.3 million in restructuring and impairment charges and a loss of $9.6 million on dispositions of non-core businesses.

For fiscal 2009, IDT reported an operating loss of $73.5 million, including $81.0 million in restructuring and impairment charges.  In fiscal 2008, the Company’s loss from operations totaled $162.1 million, including $62.9 million in restructuring and impairment charges, and a $9.6 million loss on dispositions of non-core businesses.  Loss from operations in fiscal 2008 was partially offset by income from an arbitration award of $40.0 million.

Income from continuing operations in Q4 2009, which included the reversal of an income tax accrual in the amount of $16.0 million, totaled $12.7 million or $0.61 per basic and diluted share, compared to a loss from continuing operations in Q4 2008 of $64.8 million or $2.59 loss per share.  For the full year, loss from continuing operations totaled $107.0 million (including the tax reversal), or $4.75 per basic and diluted share, compared to a loss of $179.9 million, or $7.09 per share, in fiscal year 2008.

The loss from discontinued operations for Q4 2009 totaled $5.5 million, or $0.26 per share, compared to a loss from discontinued operations in Q4 2008 of $21.7 million, or $0.87 loss per share.  For the full year, loss from discontinued operations totaled $48.5 million, or $2.15 per share, compared to a loss of $44.5 million, or $1.75 per share, in fiscal 2008.  Discontinued operations include (1) IDT Carmel, (2) our European prepaid financial services business, (3) UTA’s calling card distribution business in the Dominican Republic, (4) our ethnic grocery brand food distribution business, and (5) our interest in certain real estate in Palo Alto, CA.

IDT’s net income in the fourth quarter of fiscal 2009 was $7.2 million, or $0.35 per basic and diluted share, compared to a net loss of $86.4 million, or $3.46 per share, in the fourth quarter of fiscal 2008.

The net loss for fiscal 2009 was $155.4 million, or $6.90 per share, compared to a net loss of $224.3 million, or $8.84 per share, in fiscal 2008.

The adjusted weighted-average number of shares outstanding used to calculate basic and diluted earnings per share was 20.9 million and 25.0 million for the fourth quarters of fiscal years 2009 and 2008, respectively. For fiscal years 2009 and 2008, the respective adjusted weighted-average number of shares outstanding was 22.5 million and 25.4 million.  Share counts reflect the Company’s 1-for-3 reverse stock split that took place in February 2009, and the impact of the Company’s stock buyback program.

OPERATING RESULTS BY SEGMENT

IDT TELECOM

Revenues declined to $304.0 million in Q4 2009, down 15.7% year-over-year.  For the full 2009 fiscal year, revenues declined to $1,234.4 million, down 15.4% from fiscal 2008.

Gross margin percentage for IDT Telecom in Q4 2009 was 21.8%, down 230 basis points from Q4 2008.  For the full 2009 fiscal year, IDT Telecom’s gross margin percentage slid 90 basis points compared to that of the prior year to 21.8%.  As reported last year, Q4 2008 gross margin benefitted significantly from a reversal, in that quarter, of accrued regulatory fees of $10.9 million, associated with our U.S. calling card business unit.

SG&A expense declined to $49.7 million in Q4 2009, down 24.6% compared to Q4 2008, primarily reflecting lower compensation and employee benefit costs as a result of reductions in force, as well as lower sales and marketing expenses, and lower professional fees incurred.  These same factors reduced SG&A expense to $210.4 million in the full 2009 fiscal year, down 24.2% from fiscal 2008 levels.

Adjusted EBITDA at IDT Telecom was $15.4 million in Q4 2009, compared to $15.9 million in Adjusted EBITDA in the same period a year ago. For the full year, Adjusted EBITDA was $49.5 million compared to $38.4 million in fiscal 2008.

IDT Telecom recorded $0.6 million in restructuring and impairment charges during Q4 2009, compared to charges totaling $34.4 million in the year ago period. The charges in Q4 2008 related mostly to impairment of goodwill of $17.9 million in the Rechargeable Calling Cards reporting unit, and $5.8 million in the Wholesale Carrier reporting unit, both within the Telecom Platform Services segment, as well as $10.0 million for severance as a result of reductions in workforce. Restructuring and impairment charges in fiscal 2009 totaled $33.8 million, compared to $48.6 million in fiscal 2008. The charges in fiscal 2009 related to goodwill impairment of $29.0 million in the Rechargeable Calling Cards unit as well as $4.8 million primarily for severance as a result of reductions in workforce. The charges in fiscal 2008 related to impairment of goodwill as discussed above, as well as $23.9 million primarily for severance as a result of reductions in workforce.

Income from operations in Q4 2009 was $4.0 million, compared to a $31.3 million loss from operations during the same quarter a year ago.   Loss from operations in fiscal 2009 totaled $27.2 million, compared to a $26.7 million loss from operations in fiscal 2008.  On a comparative basis versus fiscal 2009, the total fiscal 2008 loss from operations was significantly lowered due to a one-time gain from a favorable arbitration award to IDT of $40.0 million.

Telecom Platform Services - TPS (Wholesale Carrier and Retail Communications Services)
Telecom Platform Services (TPS) revenues during the quarter fell to $292.4 million, down 15.0% compared to Q4 2008.  This decline reflects several factors. In the worldwide calling card business, and particularly in the U.S., competitive pressures, including the continuation of illegal practices by some calling card providers, continues to negatively impact pricing power and revenue per minute.  In addition, minutes-of-use volume, in both the wholesale carrier and calling card business units, has declined as a result of a drop in consumer demand.  The calling card business has also been impacted by a gradual product substitution towards prepaid wireless and other VoIP-based products.  Finally, revenue from the TuYo prepaid wireless business continued to decline, reflecting the Company’s decision to significantly curtail marketing investment expenditures in this business, which has led to a decline in our customers and revenue base.

For the full year, TPS’ revenues declined to $1,180.7 million, down 14.4% compared to fiscal 2008, primarily due to declines in both minutes-of-use and in average revenue per minute, at both the wholesale carrier and retail services businesses.

TPS’ gross margin in Q4 2009 declined to 20.6% during the quarter, down from 22.7% in Q4 2008 and unchanged from the sequential quarter.  For the full year, gross margin declined to 20.2% during the full year, down from 20.9% in fiscal 2008.  The quarter-over-quarter and the year-over-year declines in gross margin are due primarily to the reversal of accrued regulatory fees during Q4 2008, as explained above.

TPS’ SG&A expense in Q4 2009 was $47.3 million, a 24.7% reduction compared to the year ago quarter.  The decline reflects primarily the lower compensation and employee benefit costs resulting from previously announced headcount reductions as well as lower legal, consulting and other professional fees, and reduced sales and marketing expenses.

For the full year, SG&A expense was $199.2 million, 24.3% less than the fiscal 2008 level.

Despite the decline in revenues and gross profit, during Q4 2009, Adjusted EBITDA at TPS improved to $12.1 million, up 7.0% year over year, reflecting the Company’s aggressive efforts to reduce TPS’ cost structure, both in terms of network connectivity costs and SG&A expenses.

For the full year, Adjusted EBITDA rose to $30.4 million, up 141.3% compared to fiscal 2008.

For Q4 2009, TPS’ income from operations totaled $0.7 million, including $10.7 million in depreciation and amortization expenses, compared to a loss from operations of $34.7 million in Q4 2008.

For the full year, TPS’ operating loss was $45.8 million, which includes the impact of $42.4 million in depreciation and amortization expenses, $4.8 million in restructuring charges, and $29.1 million in asset impairments.  By comparison, the operating loss for fiscal 2008 was $48.5 million, including the impact of $53.7 million in depreciation and amortization expenses, $22.8 million in restructuring charges, and $24.7 million in asset impairments, partially offset by a gain from an arbitration award of $40.0 million.

Consumer Phone Services - CPS
Consumer Phone Services (CPS), which includes both bundled (unlimited local and long distance) services customers as well as long distance-only customers, has been in “harvest mode” since fiscal 2006.   During Q4 2009, subscriber attrition continued, but at rates somewhat lower than anticipated.  Long distance-only customers numbered approximately 99 thousand as of July 31, 2009, and the year-over-year subscriber churn rate was 25.4% during fiscal 2009.  Bundled services customers numbered approximately 29 thousand, and the year-over-year subscriber churn rate was 37.3% over the same period.

CPS’ revenues declined to $11.6 million in Q4 2009, down 31.3% from the same period a year ago.  For the full year, revenues were $53.7 million, down 33.3% from fiscal 2008.

Gross margin for this segment was 52.3% in Q4 2009, in line with run-rate expectations and just marginally down from the 52.4% in gross margin reported in the year ago quarter.

Gross margin for CPS rose to 56.3% in fiscal 2009, up 150 basis points from the prior year.

CPS’ SG&A expenses were reduced to $2.4 million in the fourth quarter of fiscal 2009, a 22.8% reduction compared to Q4 2008.

For the full year, SG&A expense declined to $11.2 million, a 22.0% reduction compared to fiscal 2008.

CPS contributed $3.4 million in Adjusted EBITDA during Q4 2009, a 27.1% decline year over year, as a result of the drop in revenues due to continued attrition in the customer base, partially offset by our continued right-sizing of the cost structure.

For the full year, CPS contributed $19.1 million in Adjusted EBITDA, a 26.0% decline compared to fiscal 2008.

CPS generated income from operations in Q4 2009 totaling $3.3 million, down 1.6% from Q4 2008.

For the full year, income from operations fell to $18.6 million, a 14.6% decline compared to fiscal 2008.  Compared to the 26.0% year-over-year decline in Adjusted EBITDA in fiscal 2009, the full year decline in income from operations was partially mitigated by substantial reductions in depreciation and amortization expenses, and due to the absence, in 2009, of restructuring charges.

IDT ENERGY

Revenues for the quarter fell sharply to $37.0 million, a 51% reduction compared to Q4 2008, reflecting declines in the market prices of both electricity and gas.

Revenues for fiscal 2009 rose to $264.7 million, a 6.4% increase compared to fiscal 2008, reflecting an increase in meter count year over year, partially offset by falling electric and gas prices throughout the fiscal year.

The total number of meters served on July 31, 2009 was approximately 397,000, comprised of 169,000 gas and 228,000 electric meters.  Total meters were up 5.6% year over year from approximately 376,000 on July 31, 2008.

IDT Energy reorganized its sales teams and restructured its marketing approach during the fourth quarter to create a significantly smaller, but better trained external sales force.  As a result of this initiative, IDT Energy expects to reduce customer churn and focus acquisition efforts on higher value generating customers.

This re-programming effort slowed the pace of new meter acquisitions significantly during Q4 resulting in a net loss of approximately 17,000 meters on a sequential basis.  Given current market conditions and the focus on reducing churn, IDT Energy expects to return to positive net customer acquisitions during the first half of fiscal 2010, although at a rate of growth below that achieved during the first half of fiscal 2009.

For Q4 2009, the gross margin more than doubled from the year ago period, rising to 25.3% from 12.2%, but declined compared to the 29.7% margin achieved in Q3 2009 when extraordinarily volatile energy prices boosted margins.

For the fiscal year 2009, the gross margin rose sharply to 27.3%, up from 11.2% in the prior year, as IDT Energy capitalized on unusually favorable market conditions for energy purchases while managing churn. Those conditions began dissipating during the fourth quarter of fiscal 2009.

SG&A expense in Q4 2009 was reduced to $4.3 million, a reduction of 40.1% compared to the year ago period, reflecting the restructuring of our sales force and subsequently lower sales costs.

SG&A expense during fiscal 2009 was $25.7 million, a 23.2% increase over fiscal 2008’s level.  The increase was primarily driven by sharply higher utility purchase of receivable fees due as a result of increased revenues covered under purchase of receivable arrangements, higher billing fees due to the larger customer base, and an increase in incentive compensation and sales commissions during the first three quarters of the year as a result of a significantly expanded sales program.

Adjusted EBITDA climbed to $5.0 million in Q4 2009, up from $1.6 million during Q4 2008, due to strong margin growth, customer base expansion, and lower sales costs.

For the full 2009 fiscal year, Adjusted EBITDA jumped to $45.5 million, up from $6.2 million in fiscal 2008 due to strong margin growth and customer base expansion, although SG&A costs increased as described above.

IDT Energy reported $5.0 million in income from operations during the quarter, compared to $1.6 million in the year ago quarter.

For the full year, income from operations was $45.4 million, compared to $6.0 million in fiscal 2008.

ALL OTHER (previously called IDT CAPITAL)

All Other are operating businesses that are not reportable individually, and are comprised of three main business units:

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Local Media Group, which consisted of CTM Media Group, WMET, and our interest in IDW Publishing. On September 14, 2009, after the end of the quarter and fiscal year, IDT spun off the businesses that comprise the Local Media Group to IDT’s stockholders.  These businesses will be reported as discontinued operations in Q1 2010 and will not be reported within IDT thereafter.

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Alternative Energy, which consists of our Israel oil shale and alternative energy initiative (IEI) and our interest in the American Shale Oil joint venture (AMSO, LLC) operating in western Colorado. Beginning in April 2009, AMSO, LLC is accounted for using the equity method to reflect the purchase of a 50% stake by a subsidiary of Total S.A.  These ventures, together with the IDT Energy business, were reorganized to form IDT’s Genie Energy Division following the end of the 2009 fiscal year.  In Q1 2010, Alternative Energy is expected to be a separate reportable segment.

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Other, which includes our interest in Zedge, our remaining real estate holdings including our building in Newark, NJ, our Net2Phone intellectual property holdings, our IDT Spectrum business, and several smaller businesses.

All Other revenues were $11.7 million in Q4 2009, a 12.7% drop compared to Q4 2008.  The revenue decline was primarily the result of the shut down or disposition of non-core businesses previously included under this heading.

Revenues generated by Local Media fell slightly to $10.3 million in Q4 2009, down 0.9% from the same period a year ago.  CTM Media continued to experience weakness in the tourism advertising market, particularly for Broadway shows.  This was partially offset by a strong quarter for IDW Publishing, where licensing agreements associated with successful feature films boosted revenues.

Alternative Energy, as expected, generated no revenue during fiscal 2009.

Revenues of the remaining businesses included in All Other fell from $3.0 million in Q4 2008 to $1.4 million in Q4 2009.

However, revenues from Zedge (http://www.zedge.net), the destination for free mobile content, continued to grow despite the global economic turndown.  The site is now visited by over 16 million unique visitors per month. The combined web and mobile traffic currently averages just over 17 million page views per day. During the quarter, Zedge sought to diversify its revenue stream.

For the full 2009 fiscal year, All Other revenues were $39.5 million, a 16.0% decline compared to fiscal 2008.  Revenues of the Local Media Group, which comprised $33.7 million of the fiscal 2009 total, rose 3.3% compared to fiscal 2008.  Declining revenues from the other businesses more than offset these gains, falling to $5.8 million compared to $14.4 million in fiscal 2008 as a result of the closing and disposition of non-core businesses. Alternative Energy did not generate revenues during the fiscal year and the majority of its costs are currently reported as research and development expenses.

For Q4 2009, All Other gross margin rose to 63.6% from 60.2% during the year ago quarter, reflecting the disposal of unprofitable businesses.

Gross margin for the full 2009 fiscal year rose to 61.1%, up from 42.0% in fiscal 2008, for the same reason.

For Q4, 2009, restructuring efforts - particularly the closing or disposition of non-core businesses - helped to reduce All Other SG&A expense to $5.4 million for Q4 2009, down 56.1% from Q4 2008.

SG&A for the full year declined to $29.1 million, down from $58.9 million in fiscal 2008, a 50.6% reduction.

All Other contributed $1.0 million in Adjusted EBITDA in Q4 2009, compared to negative Adjusted EBITDA of $5.8 million in Q4 2008.  The Local Media Group’s Adjusted EBITDA for Q4 2009 was $1.7 million, compared to $0.8 million in the same period a year ago.

All Other Adjusted EBITDA for the full 2009 fiscal year was negative $12.4 million, compared to a negative $47.6 million Adjusted EBITDA in fiscal 2008.  The Local Media Group’s Adjusted EBITDA for fiscal 2009 was $1.8 million, compared to Adjusted EBITDA of negative $2.1 million in fiscal 2008.  Alternative Energy recorded negative $6.4 million in Adjusted EBITDA in fiscal 2009, consisting primarily of research and development expenses of $6.3 million.  The remaining businesses reported aggregate Adjusted EBITDA of negative $7.8 million in fiscal 2009, down from negative $38.6 million in fiscal 2008.

All Other loss from operations in Q4 2009 was $0.3 million, a significant improvement on the loss from operations of $24.1 million in Q4 2008. Included in the Q4 2008 loss from operations was a loss of $9.6 million on dispositions of non-core businesses, as well as restructuring and impairment charges of $6.0 million, compared to an aggregate of $0.2 million for the comparable charges in fiscal 2009.

For fiscal 2009, All Other’s loss from operations was $58.4 million, including the impact from $41.9 million in impairment charges, $1.6 million in restructuring charges, and $5.0 million in depreciation and amortization expenses, offset by a gain on the sale of the interest in AMSO LLC of $2.6 million.  For fiscal 2008, All Other’s loss from operations was $71.5 million, including the impact from $3.7 million in impairment charges, $3.2 million in restructuring charges, $7.4 million in depreciation and amortization expenses, and loss of $9.6 million on dispositions of non-core businesses.

BALANCE SHEET AND STATEMENT OF CASH FLOWS HIGHLIGHTS

At July 31, 2009, IDT reported cash, cash equivalents and marketable securities of $181.9 million including $70.1 million in restricted cash, cash equivalents, and marketable securities.  At July 31, 2008, cash, cash equivalents and marketable securities totaled $267.4 million including $82.8 million in restricted cash, cash equivalents, and marketable securities.

Cash and cash equivalents of approximately $13.1 million were included in assets of discontinued operations (and are therefore not reflected in the above figures) at July 31, 2009 related to our European prepaid financial services business.  IDT has signed an agreement to sell this business for approximately $3.0 million, and has obtained the requisite third party consents to close.  Upon closing, IDT will retain approximately $10.0 million in cash in addition to the $3.0 million from the buyer.

During Q4, IDT Energy entered into a multi-year agreement with BP Energy whereby BP became its preferred supplier of electricity and natural gas in New York State.  As a result, collateral comprised of $57.0 million in letters of credit outstanding at July 31, 2009 was reduced to $9.3 million as of October 26, 2009.

Income taxes payable were reduced from $123.0 million at July 31, 2008 to $2.0 million at July 31, 2009.  The decline primarily reflects the payment of the remaining obligation resulting from the IRS audit of the Company’s federal tax returns for fiscal years 2001 to 2004, as well as a $16.0 million Q4 2009 reversal of income taxes payable.

On July 31, 2009, IDT sold its Palo Alto real estate holdings for $62.7 million.  As a result, property, plant and equipment (net of accumulated depreciation), was reduced by $58.1 million, and notes payable was reduced by $57.6 million at July 31, 2009.  IDT’s net proceeds from the sale, after deduction of the mortgage debt secured by the property that was assumed by the buyer or repaid in connection with the sale, transaction expenses and the interests of the other owners of this holding, were $3.1 million, which was received in August 2009.

Net cash used in operating activities totaled $101.4 million in fiscal 2009, including $113.6 million in payments of income taxes. In fiscal 2008, net cash used in operating activities totaled $141.1 million, including $13.1 million in payments of income taxes.

OTHER RECENT DEVELOPMENTS

On September 30, 2008, IDT received notice from the New York Stock Exchange (NYSE) that it was no longer in compliance with the NYSE’s $100 million market capitalization threshold required for continued listing.  In December of 2008, IDT submitted a plan to regain compliance, and that plan was subsequently accepted. IDT has until March 2010 to regain compliance with the $100 million market capitalization requirement.  As of October 26, 2009, IDT had a trailing 30-day average market capitalization of $71.3 million.

In May and June 2009, IDT paid an aggregate of $13.4 million to the IRS to fully satisfy its obligations stemming from an audit covering fiscal years 2001-2004.

On June 24, 2009, IDT closed on the purchase from the Gomez Family Trust of the remaining 49% interest that it did not previously own in its Union Telecard Alliance, LLC (UTA) joint venture. UTA is the exclusive distributor of IDT prepaid calling cards in the United States, and distributes a small number of third party cards. The aggregate purchase price was $9.7 million, which included the aggregate fair value of the interests in two businesses assumed by the Gomez Family Trust: UTA’s calling card distribution business in the Dominican Republic and Ethnic Grocery Brands.

As previously announced, Vice Chairman and former CEO Jim Courter is continuing as the Company's non-executive Vice Chairman of the Board after his tenure as Chief Executive Officer expired on October 21, 2009.  Howard Jonas, the Company’s Chairman, assumed the additional position of Chief Executive Officer upon Mr. Courter’s retirement from that role.

On August 20, 2009, IDT said that it had organized its energy supply and oil shale development interests into a new division, to be called Genie Energy.  Oil and gas entrepreneur Wes Perry is Genie's Chairman of the Board. Genie Energy is comprised of IDT's interests in IDT Energy, American Shale Oil, LLC and Israel Energy Initiatives (IEI).

On September 14, 2009, IDT completed the spin-off to its stockholders of the equity of CTM Media Holdings, Inc., which holds CTM Media Group, IDW Publishing and WMET 1160AM (formerly the Local Media Group of IDT).  Currently, CTM Media Holdings Class A and Class B common stock are quoted on the Pink OTC Markets under the ticker symbols CTMMA and CTMMB, respectively.

During Q4 2009, IDT purchased an aggregate of 0.9 million shares of its Class B Common Stock and Common Stock for $1.8 million under an existing stock buyback program.  As of October 15, 2009, IDT had purchased an additional 0.6 million shares for $1.5 million, and 5.5 million shares remained authorized for repurchase under the current stock buyback.

IDT EARNINGS WEBCAST INFORMATION & SUPPLEMENTAL INFORMATION

▪	The earnings webcast is scheduled for today, October 27, 2009, at 5:00 PM Eastern time.
▪	The webcast may be accessed by visiting the IDT Corporation website at www.idt.net, or by using the following hyperlink: http://www.investorcalendar.com/IC/CEPage.asp?ID=151137.
▪	Windows Media software is required to listen to the streaming feed. Please allow at least 15 minutes to download any necessary audio software prior to the webcast.
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An archived copy of the webcast will be available on the Investor Relations page of the IDT website, at http://www.idt.net/about/ir/overview.asp under the “Presentations” heading, for at least one year after the webcast.

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A reconciliation of the Non-GAAP financial measures presented in this earnings release and discussed during the webcast is included herein and is available in the Investor Relations portion of IDT’s website, at http://www.idt.net/about/ir/overview.asp.

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Pursuant to the format adopted for the prior quarter’s earnings announcement, the webcast will not include a Q&A session.  In lieu of asking questions during the webcast, investors and others interested in the Company are invited to e-mail questions to invest@idt.net.  The company will accept questions received through close of business on Wednesday, October 28, 2009.  Questioners must identify themselves by name and (if applicable) firm. When management can constructively answer the question, the initial question, the questioner’s name and firm’s name, and management’s response will be posted in a document available on the IDT Corporation’s website and in a Form 8-K filing as early as Tuesday,  November 3, 2009 following the market close.

ABOUT IDT CORPORATION

IDT Corporation (www.idt.net) is a consumer services company with operations primarily in the telecommunications and energy industries.  IDT Corporation's Class B Common Stock and Common Stock trade on the New York Stock Exchange under the ticker symbols IDT and IDT.C, respectively.

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our most recent report on SEC Form 10-K (under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K.  These factors include, but are not limited to, the following: potential declines in prices for our products and services; our ability to maintain and grow our retail telecommunications services, particularly our prepaid calling card business; availability of termination capacity; financial stability of our customers; our ability to maintain carrier agreements with foreign carriers; effectiveness of our marketing and distribution efforts; increased competition, particularly from regional bell operating companies; our ability to reduce our losses and improve our cash flow; impact of government regulation; our ability to obtain telecommunications products or services required for our products and services; and general economic conditions, particularly in the telecommunications markets.  We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Contact:

IDT Corporation Investor Relations
Bill Ulrey
william.ulrey@idt.net
973-438-3838

IDT CORPORATION

CONSOLIDATED BALANCE SHEETS

July 31 (in thousands)	2009	2008
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$111,255	$158,265
Restricted cash and cash equivalents	64,992	4,133
Marketable securities	5,702	105,030
Trade accounts receivable, net of allowance for doubtful accounts of $16,413 and $20,933 at July 31, 2009 and 2008, respectively	141,648	172,519
Prepaid expenses	18,034	19,307
Investments-short-term	1,655	22,563
Other current assets	18,802	50,528
Assets of discontinued operations	14,532	162,996
TOTAL CURRENT ASSETS	376,620	695,341
Property, plant and equipment, net	133,468	164,861
Goodwill	17,275	74,509
Licenses and other intangibles, net	5,938	9,394
Investments—long-term	13,099	40,295
Deferred income tax assets, net	—	2,300
Other assets	13,220	16,275
TOTAL ASSETS	$559,620	$1,002,975
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Trade accounts payable	$67,474	$75,684
Accrued expenses	160,131	201,718
Deferred revenue	69,236	88,618
Income taxes payable	2,031	123,000
Capital lease obligations—current portion	7,280	9,316
Notes payable—current portion	820	1,052
Other current liabilities	5,415	13,956
Liabilities of discontinued operations	1,998	70,008
TOTAL CURRENT LIABILITIES	314,385	583,352
Capital lease obligations—long-term portion	5,737	11,148
Notes payable—long-term portion	43,281	42,543
Other liabilities	16,775	17,745
TOTAL LIABILITIES	380,178	654,788
Minority interests	3,148	5,850
Commitments and contingencies
STOCKHOLDERS’ EQUITY:
Preferred stock, $.01 par value; authorized shares—10,000; no shares issued	—	—
Common stock, $.01 par value; authorized shares—100,000; 9,241 and 8,358 shares issued and 4,202 and 4,847 shares outstanding at July 31, 2009 and 2008, respectively	92	84
Class A common stock, $.01 par value; authorized shares—35,000; 3,272 shares issued and outstanding at July 31, 2009 and 2008	33	33
Class B common stock, $.01 par value; authorized shares—200,000; 22,913 and 21,301 shares issued and 15,503 and 17,083 shares outstanding at July 31, 2009 and 2008, respectively	229	213
Additional paid-in capital	720,804	717,256
Treasury stock, at cost, consisting of 5,039 and 3,511 shares of common stock and 7,410 and 4,218 shares of Class B common stock at July 31, 2009 and 2008, respectively	(293,901)	(285,536)
Accumulated other comprehensive income	953	6,754
Accumulated deficit	(251,916)	(96,467)
TOTAL STOCKHOLDERS’ EQUITY	176,294	342,337
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$559,620	$1,002,975

IDT CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

Year ended July 31 (in thousands, except per share data)	2009	2008
REVENUES	$1,538,610	$1,755,526
COSTS AND EXPENSES:
Direct cost of revenues (exclusive of depreciation and amortization)	1,173,554	1,376,144
Selling, general and administrative (i)	293,667	418,236
Depreciation and amortization	49,285	65,686
Bad debt	8,130	13,488
Research and development	9,035	11,567
Impairments	70,968	28,311
Restructuring charges	10,028	34,613
TOTAL COSTS AND EXPENSES	1,614,667	1,948,045
Gain on sale of interest in AMSO, LLC	2,598	—
Arbitration award income	—	40,000
Loss on disposal of businesses	—	(9,569)
Loss from operations	(73,459)	(162,088)
Interest (expense) income, net	(2,656)	9,195
Other expense, net	(33,466)	(18,497)
Loss from continuing operations before minority interests and income taxes	(109,581)	(171,390)
Minority interests	(1,901)	1,404
Benefit from (provision for) income taxes	4,521	(9,870)
Loss from continuing operations	(106,961)	(179,856)
Discontinued operations, net of tax:
Loss from discontinued operations	(45,860)	(39,586)
Loss on disposal/sale of discontinued operations	(2,628)	(4,888)
Total discontinued operations	(48,488)	(44,474)
NET LOSS	$(155,449)	$(224,330)
Earnings per share:
Basic and diluted:
Loss from continuing operations	$(4.75)	$(7.09)
Total discontinued operations	(2.15)	(1.75)
Net loss	$(6.90)	$(8.84)
Weighted-average number of shares used in calculation of basic and diluted earnings per share	22,542	25,390
(i) Stock based compensation included in selling, general and administrative expense	$3,407	$4,285

IDT CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

Year ended July 31 (in thousands)	2009	2008
OPERATING ACTIVITIES
Net (loss) income	$(155,449)	$(224,330)
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Net loss from discontinued operations	48,488	44,474
Depreciation and amortization	49,285	65,686
Restructuring charges	(12,485)	9,069
Impairments	70,968	28,311
Minority interests	1,901	(1,404)
Deferred income taxes	2,300	5,832
Write-off of acquired research and development assets	—	6,672
Provision for doubtful accounts receivable	8,130	13,633
Net realized losses from sales of marketable securities and investments	9,192	17,365
Gain on sale of interest in AMSO, LLC	(2,598)	—
Loss (gain) on sales of buildings	311	(4,146)
(Gain) loss on sale/disposal of businesses	(272)	9,569
Gain on sale of stock of subsidiary	(336)	—
Interest in the equity of investments	21,950	6,078
Stock-based compensation	3,407	4,285
Change in assets and liabilities, net of effects from dispositions/sales of businesses:
Trade accounts receivable	13,474	(35,407)
Other current assets and other assets	19,215	11,506
Trade accounts payable, accrued expenses, other current liabilities and other liabilities	(40,669)	(64,129)
Income taxes payable	(120,969)	(10,000)
Deferred revenue	(17,244)	(24,139)
Net cash used in operating activities	(101,401)	(141,075)
INVESTING ACTIVITIES
Capital expenditures	(15,253)	(18,121)
Purchase of building	—	(24,778)
Repayment of notes receivable, net	201	15,003
Investments and acquisitions	(7,950)	(21,782)
Proceeds from sales and redemptions of investments	28,601	70,105
Restricted cash and cash equivalents	(60,859)	(1,693)
Proceeds from sale of interest in AMSO, LLC	3,199	—
Proceeds from sales of buildings	4,892	4,872
Proceeds from sales and maturities of marketable securities	148,985	689,789
Purchases of marketable securities	(56,035)	(442,945)
Net cash provided by investing activities	45,781	270,450
FINANCING ACTIVITIES
Distributions to minority shareholders of subsidiaries	(2,760)	(4,087)
Proceeds from sales of stock of subsidiaries	1,187	—
Proceeds from exercise of stock options	—	94
Proceeds from employee stock purchase plan	36	1,173
Repayments of capital lease obligations	(7,701)	(25,644)
Repayments of borrowings	(916)	(2,984)
Repurchases of common stock and Class B common stock	(8,365)	(45,354)
Net cash used in financing activities	(18,519)	(76,802)
DISCONTINUED OPERATIONS
Net cash provided by (used in) operating activities	776	(2,134)
Net cash provided by (used in) investing activities	36,969	(39,918)
Net cash used in financing activities	(1,106)	(590)
Net cash provided by (used in) discontinued operations	36,639	(42,642)
Effect of exchange rate changes on cash and cash equivalents	(3,004)	3,551
Net (decrease) increase in cash and cash equivalents	(40,504)	13,482
Cash and cash equivalents (including discontinued operations) at beginning of year	164,886	151,404
Cash and cash equivalents (including discontinued operations) at end of year	124,382	164,886
Less cash and cash equivalents of discontinued operations at end of year	(13,127)	(6,621)
Cash and cash equivalents (excluding discontinued operations) at end of year	$111,255	$158,265
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash payments made for interest	$8,865	$9,711
Cash payments made for income taxes	$113,552	$13,090
SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING ACTIVITIES
Aggregate of note payable issued, note receivable forgiven, ownership interests assigned and other consideration for the UTA acquisition	$4,833	$—
Assumption of mortgage payable in connection with the purchase of building	$—	$26,851
Purchases of property, plant and equipment through capital lease obligations	$299	$398

IDT Corporation Reconciliation of Adjusted EBITDA to Net Income (Loss)
Figures may not foot or cross-foot due to rounding to millions.
$ in millions	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	IDT Energy	All Other	Corporate
Three Months Ended July 31, 2009 (Q4 2009)
Revenues	$352.6	$292.4	$11.6	$37.0	$11.7	$–
Direct cost of revenues	269.5	232.1	5.5	27.6	4.2	–
Selling, general and administrative	65.0	47.3	2.4	4.3	5.4	5.6
Bad debt	1.2	0.6	0.3	–	0.3	–
Research and development	1.1	0.4	–	–	0.7	–
Adjusted EBITDA	15.9	12.1	3.4	5.0	1.0	(5.6)
Subtract:
Depreciation and amortization	12.2	10.7	–	–	1.1	0.3
Impairments	0.2	–	–	–	0.2	–
Restructuring charges	1.6	0.6	–	–	–	1.0
Income (loss) from operations	1.8	$0.7	$3.3	$5.0	$(0.3)	$(6.9)
Interest expense, net	(1.6)
Other expense, net	(0.7)
Loss from continuing operations before minority interests and income taxes	(0.5)
Minority interests	(1.9)
Benefit from income taxes	15.0
Income from continuing operations	12.7
Loss from discontinued operations	(5.5)
Net income	$7.2

	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	IDT Energy	All Other	Corporate
Three Months Ended April 30, 2009 (Q3 2009)
Revenues	$363.4	$275.6	$12.6	$66.7	$8.5	$–
Direct cost of revenues	274.8	218.8	5.9	46.9	3.2	–
Selling, general and administrative	70.7	47.4	2.7	6.9	7.9	5.8
Bad debt	2.8	2.1	0.4	–	0.3	–
Research and development	1.5	0.8	–	–	0.7	–
Adjusted EBITDA	13.5	6.6	3.6	12.8	(3.7)	(5.8)
Add:
Gain on sale of interest in AMSO, LLC	2.6	–	–	–	2.6	–
Subtract:
Depreciation and amortization	11.3	9.8	–	–	1.0	0.3
Impairments	60.1	29.0	–	–	31.1	–
Restructuring charges	0.6	0.3	–	–	–	0.3
(Loss) income from operations	(55.8)	$(32.6)	$3.6	$12.8	$(33.2)	$(6.4)
Interest expense, net	(0.8)
Other income, net	1.4
Loss from continuing operations before minority interests and income taxes	(55.3)
Minority interests	(0.8)
Provision for income taxes	(1.4)
Loss from continuing operations	(57.5)
Loss from discontinued operations	(6.0)
Net loss	$(63.4)

IDT Corporation Reconciliation of Adjusted EBITDA to Net Loss
Figures may not foot or cross-foot due to rounding to millions.
$ in millions	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	IDT Energy	All Other	Corporate
Three Months Ended July 31, 2008 (Q4 2008)
Revenues	$449.5	$343.9	$16.8	$75.5	$13.4	$–
Direct cost of revenues	345.3	265.8	8.0	66.2	5.3	–
Selling, general and administrative	88.5	62.8	3.1	7.2	12.4	3.1
Bad debt	5.3	3.0	1.1	0.4	0.7	–
Research and development	1.8	1.1	–	-	0.7	–
Adjusted EBITDA	8.7	11.3	4.6	1.6	(5.8)	(3.1)
Subtract:
Loss on disposal of businesses	9.6	–	–	–	9.6	–
Depreciation and amortization	16.0	12.2	0.7	–	2.8	0.4
Impairments	28.0	24.4	–	–	3.6	–
Restructuring charges	14.2	9.4	0.6	–	2.4	1.9
(Loss) income from operations	(59.2)	$(34.7)	$3.4	$1.6	$(24.1)	$(5.3)
Interest income, net	0.8
Other expense, net	(7.6)
Loss from continuing operations before minority interests and income taxes	(66.0)
Minority interests	2.4
Provision for income taxes	(1.2)
Loss from continuing operations	(64.8)
Loss from discontinued operations	(21.7)
Net loss	$(86.4)

IDT Corporation Reconciliation of Adjusted EBITDA to Net Loss
Figures may not foot or cross-foot due to rounding to millions.
$ in millions	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	IDT Energy	All Other	Corporate
Year Ended July 31, 2009 (Fiscal 2009)
Revenues	$1,538.6	$1,180.7	$53.7	$264.7	$39.5	$–
Direct cost of revenues	1,173.6	942.2	23.5	192.5	15.4	–
Selling, general and administrative	293.7	199.2	11.2	25.7	29.1	28.4
Bad debt	8.1	6.1	(0.1)	1.0	1.2	–
Research and development	9.0	2.8	–	–	6.3	–
Adjusted EBITDA	54.2	30.4	19.1	45.5	(12.4)	(28.4)
Add:
Gain on sale of interest in AMSO, LLC	2.6	–	–	–	2.6	–
Subtract:
Depreciation and amortization	49.3	42.4	0.5	0.1	5.0	1.3
Impairments	71.0	29.1	–	–	41.9	–
Restructuring charges	10.0	4.8	–	–	1.6	3.6
(Loss) income from operations	(73.5)	$(45.8)	$18.6	$45.4	$(58.4)	$(33.3)
Interest expense, net	(2.7)
Other expense, net	(33.5)
Loss from continuing operations before minority interests and income taxes	(109.6)
Minority interests	(1.9)
Benefit from income taxes	4.5
Loss from continuing operations	(107.0)
Loss from discontinued operations	(48.5)
Net loss	$(155.4)

	Total IDT Corporation	Telecom Platform Services	Consumer Phone Services	IDT Energy	All Other	Corporate
Year Ended July 31, 2008 (Fiscal 2008)
Revenues	$1,755.5	$1,379.2	$80.5	$248.9	$47.0	$–
Direct cost of revenues	1,376.1	1,091.5	36.3	221.1	27.2	–
Selling, general and administrative	418.2	263.2	14.4	20.9	58.9	60.9
Bad debt	13.5	7.2	3.9	0.7	1.6	–
Research and development	11.6	4.6	–	–	6.9	–
Adjusted EBITDA	(63.9)	12.6	25.8	6.2	(47.6)	(60.9)
Add:
Arbitration award income	40.0	40.0	–	–	–	–
Subtract:
Loss on disposal of businesses	9.6	–	–	–	9.6	–
Depreciation and amortization	65.7	53.7	2.9	0.1	7.4	1.7
Impairments	28.3	24.7		–	3.7	–
Restructuring charges	34.6	22.8	1.1	0.1	3.2	7.4
(Loss) income from operations	(162.1)	$(48.5)	$21.8	$6.0	$(71.5)	$(69.9)
Interest income, net	9.2
Other expense, net	(18.5)
Loss from continuing operations before minority interests and income taxes	(171.4)
Minority interests	1.4
Provision for income taxes	(9.9)
Loss from continuing operations	(179.9)
Loss from discontinued operations	(44.5)
Net loss	$(224.3)